Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3, which became effective on August 12, 2024, (File No. 333-281467) and on Form S-8, which became effective on September 27, 2024 (File No. 333-282381) of Mira Pharmaceuticals, Inc. of our report dated March 31, 2026 relating to the consolidated financial statements of Mira Pharmaceuticals, Inc. as of December 31, 2025 and 2024 and for the each of the two years in the period ended December 31, 2025, appearing in this Annual Report on Form 10-K of Mira Pharmaceuticals, Inc. for the year ended December 31, 2025.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 31, 2026